SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

November 22, 2005

Date of Report (date of earliest event reported)

COGNIGEN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-11730	84-1089377
(State or other jurisdiction	(Commission File No.)	I.R.S. Employer
of incorporation)		(Identification No.)

6405 218th Street, SW, Suite 305, Mountlake Terrace, Washington	98403
(Address of principal executive offices)	(Zip Code)

(425) 329-2300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On November 22, 2005, Cognigen Networks, Inc. (“Cognigen’) and the BayHill Group LC (“BayHill”) entered into an agreement whereby BayHill has agreed to provide services to assist Cognigen in developing business strategies and other corporate matters, including assisting Cognigen in its strategic planning activities, raising capital, finding companies for Cognigen to acquire, assisting Cognigen in its investor relations activities and serving in various interim management capacities as requested. The term of the agreement is for six months but may be extended for three month periods unless cancelled by either party on thirty days notice.

For providing services pursuant to the agreement, Cognigen will pay BayHill $10,000 per month commencing November 22, 2005, and then $15,000 per month thereafter during any extension period. Of the $10,000 and the $15,000 payments, one half is accrued until Cognigen has received cumulative equity funding in amounts greater than $1,000,000 or has acquired another business or businesses which have at least $1,000,000 in cash.

Cognigen also has agreed to grant BayHill warrants to purchase 437,500 shares of common stock at an exercise price of $.23 per share. The warrants will vest according to a vesting schedule which centers around Cognigen’s revenue and stock price growth, capital raising, successful acquisitions, and becoming listed on either the NASDAQ Small Cap Market or Amex exchange. Cognigen has agreed to grant BayHill certain piggyback and demand registration rights. If the agreement is terminated by Cognigen, warrants not vested after one year from the date of termination will be cancelled.

Item 9.01    Financial Statements and Exhibits

Exhibit 10.1   Agreement dated November 22, 2005 between the BayHill Group LC and Cognigen Networks, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2005	COGNIGEN NETWORKS, INC.
/s/ Gary L. Cook
Gary L. Cook
Acting President

EXHIBIT INDEX

Exhibit 10.1   Agreement dated November 22, 2005 between the BayHill Group LC and Cognigen Networks, Inc.